Company Contact:	Investor Relations Contact:
Stephen Jones Vice President - Investor Relations 217-258-9522 investor.relations@consolidated.com	Lippert / Heilshorn & Associates Kirsten Chapman 415-433-3777 Kirsten@lhai-sf.com

Consolidated Communications Holdings Reports Second Quarter 2006 Results
- DSL Subscribers Grow 39 percent Year-over-Year to 45,900 –
- IPTV: Ready to Launch in Texas and Subscribers Grow to Over 4,500 in Illinois -
- Adjusted EBITDA of $34.5 Million and Net Cash from Operations of $19.0 Million -

Mattoon, IL– August 9, 2006 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced results for the second quarter and six months ended June 30, 2006.  The company reported revenues of $79.3 million for the quarter and $158.8 million for the six-month period.  Adjusted EBITDA and net cash provided by operating activities for the quarter were $34.5 million and $19.0 million, respectively, and were $69.3 million and $33.4 million for the six-month period, respectively.

“We had another strong quarter and we continue to execute against our business plan while generating strong cash flow to support both our dividend and growth initiatives,” said Bob Currey, Consolidated’s president and chief executive officer.  “We also continue to improve our competitive position and secure customer relationships by offering a superior bundle of voice and broadband products, at the right price and supported by our outstanding customer service.”

“Our focus remains on being the telecommunications provider of choice in the markets we serve and to continue to grow total connections.  We have demonstrated consistent quarter-over-quarter connection growth in the past, and this quarter is no exception.  We grew total connections by approximately 1,200 in the quarter and we are up over 6,000 for the year, now surpassing 289,000 total connections. Additionally, monthly telephone operations average revenue per access line (ARPU) increased to $96.74.”

“Digital Subscriber Lines (DSL) and Internet protocol television (IPTV), our strategic growth products, accounted for almost 17,000 new connections for the twelve months ended June 30, 2006.  DSL is up 39 percent year-over-year and we just completed the strongest first half in our history.  We added 2,235 DSL subscribers in the quarter and have added over 12,000 new DSL subscribers in the last twelve months. DSL penetration now exceeds 26.5 percent of primary residential lines and 19.2 percent of total lines.”

“Our IPTV product continues to be well received in Illinois and we continue to improve the offering based on customer feedback. We added six new channels to the programming lineup, bringing the total to over 200 channels.  In the quarter, we began rolling out our new universal remote and significantly upgraded our video on demand content.  IPTV subscribers increased to over 4,500, an increase of 29 percent from the prior quarter, and we passed approximately 27,000 homes, representing a 16 percent penetration rate.  We expect to achieve our plan and pass 36,000 homes by the end of August,” commented Currey.

Currey added, “Both DSL and IPTV are significant drivers of the approximately 23 percent year-over-year increase in service bundles.  To date, 89 percent of our customers that have signed up for IPTV have taken our triple play offering, which includes voice, data and video services. Customers continue to recognize both the overall value of the bundle and proven services of Consolidated, while we benefit from efficiencies from multiple product delivery, higher overall ARPU and stronger customer relationships.”

Steve Childers, Consolidated’s chief financial officer, said, “I am pleased with our financial results for the quarter and the progress we are making on improving our cost structure.  Compared to a year ago, we have reduced our headcount, lowered our benefit costs and consolidated our facilities. Total company Adjusted EBITDA margin, the ratio of Adjusted EBITDA to total revenue, was 43.5 percent for the quarter.  Excluding the effect of a one-time $2.8 million life insurance payout in 2005, our Adjusted EBITDA margin increased by 170 basis points over the second quarter of 2005. In addition, with the anticipated completion of Phase II of our billing integration project, we will consolidate our Texas call centers.  As a result, we recorded approximately $1.5 million in severance expense in the second quarter and will reduce headcount by an additional net 24 in the third quarter.  We anticipate realizing approximately $1.0 million in annual wage cost savings from these headcount reductions going forward.”

Childers continued, “As anticipated, during the quarter, we received proceeds of $5.9 million in cash from the redemption of our Rural Telephone Bank (RTB) class C stock. In part, due to the timing of the RTB proceeds, we elected to begin making estimated federal income tax payments for 2006.  In the quarter, we made $2.7 million in estimated federal payments and $1.0 million in state payments relating to our 2005 Texas state returns.  In total, our dividend payout ratio for the quarter was 61.8 percent and we ended the quarter with approximately $17.0 million of cumulative available cash as defined by our credit agreement.”

Currey added, “I am pleased to announce that we will launch our IPTV product in Texas in the next thirty to sixty days. We recently completed the IP backbone in Texas, the video headend is deployed, the statewide franchise application is approved, the network is tested, and the workforce is trained and ready to go.  The product offering in Texas will be very similar to our offering in Illinois and we plan to pass approximately 37,000 homes at launch, which will more than double our current total number of homes passed.”

Operating Statistics at June 30, 2006, Compared to March 31, 2006

•	Total connections were 289,368, an increase of 1,182, or 0.4 percent.

•	Total local access lines were 238,904, a decrease of 2,055, or 0.9 percent.

•	DSL subscribers were 45,948, an increase of 2,235, or 5.1 percent.

•	IPTV subscribers were 4,516, an increase of 1,002, or 28.5 percent.

•	Long distance lines were 146,117, an increase of 322, or 0.2 percent.

•	Total service bundles were 40,901, an increase of 1,865, or 4.8 percent.

•	Total Telephone Operations ARPU was $96.74 for the three month period ended June 30th, an increase of $0.86, or 0.9 percent.

Cash Available to Pay Dividends
For the quarter, cash available to pay dividends, or CAPD, was $18.6 million and our dividend payout ratio was 61.8 percent.  As of June 30, 2006, cumulative available cash, as defined in our credit facility, was approximately $17.0 million.  At June 30, 2006, cash and cash equivalents were $30.4 million. Consolidated made capital expenditures of $8.7 million during the second quarter, bringing the year-to-date total to $17.2 million.

Stock Repurchase
On July 28th, the company completed its previously announced share repurchase of approximately 3.8 million shares of common stock from Providence Equity for approximately $56.7 million, or $15.00 per share. This transaction removed the market overhang related to this large position, improved cash flow by decreasing our annual dividend obligation by 12.8 percent and improved the company’s dividend payout ratio.  The transaction was financed with $17.7 million of cash from the balance sheet and $39.0 million in additional term loan borrowings.  After accounting for the additional after-tax interest charges, this transaction will generate a $3.0 million annual net increase in our cash and cash equivalents.

In conjunction with the share repurchase, the company’s credit facility was amended to permit Consolidated to add back certain expenses in fiscal years 2006 and 2007, including severance, billing integration and start-up costs associated with the implementation of Sarbanes-Oxley section 404 compliance, when computing Adjusted EBITDA. This revised definition is used in all of the second quarter 2006 reporting.

Financial Highlights for the Second Quarter Ended June 30, 2006

•
Revenues were $79.3 million, compared to $78.3 million in the second quarter of 2005. The improvement was driven by a $1.5 million increase Network Access Services revenue associated with the increased demand for special access circuits and an additional $1.1 million in Data and Internet Services revenue attributable to the growth in both the DSL and IPTV products. These increases were partially offset by reductions in Local Calling Service revenue of $1.0 million, Long Distance Services revenue of $0.4 million, and Subsidies revenue of $0.3 million.

•
Income from operations was $13.9 million, compared to $19.9 million in the second quarter of 2005. The second quarter of 2005 included a $7.9 million reduction in SG&A expense relating to a one-time non-cash curtailment gain associated with the restructuring of our Texas pension plan.

•	Interest expense, net was $10.1 million, compared to $11.6 million in the same quarter last year. This improvement was primarily due to the redemption of $70.0 million of our senior notes in 2005.

•
Income tax expense/(benefit) was $(3.1) million, compared to $4.4 million in the second quarter of 2005. The second quarter of this year reflects a one-time, non-cash benefit of $5.2 million associated with the enactment of new tax legislation in Texas. The most significant impact of this legislation was the modification of the current franchise tax calculation to a new “margin tax” calculation. This resulted in a reduction in the effective state tax rate used to calculate deferred taxes. Excluding this benefit, income tax expense would have decreased by $2.3 million primarily due to the change in pre-tax book income.

•	Net income was $8.2 million, compared to $7.2 million in the second quarter of 2005.

•
Net income per common share was $0.28. Adjusted net income per common share, which is calculated after excluding the effect of non-cash compensation charges incurred as a result of the modification of our restricted share plan in connection with the IPO, the aforementioned tax benefit and the after-tax impact of severance, billing integration and Sarbanes-Oxley costs, would have been $0.17.

•
Adjusted EBITDA was $34.5 million and net cash provided by operating activities was $19.0 million compared to $35.5 million and $14.7 million, respectively, for the second quarter of 2005. The decrease in Adjusted EBITDA was primarily driven by the aforementioned receipt of $2.8 million in life insurance proceeds in second quarter of 2005, partially offset by operating efficiencies and increased cash distributions from cellular partnership investments. Total net debt to last twelve month Adjusted EBITDA coverage ratio remained steady with last quarter at 3.80 times to one.

Financial Highlights for the Six Months Ended June 30, 2006

•
Revenues were $158.8 million, compared to $158.0 million for the prior year period. The year-over-year change reflects increases in Network Access Services revenue associated with increased demand for special access circuits, increased Data and Internet Services revenue driven by growth in both DSL and IPTV revenue, and increased Other Operations revenue. These increases were partially offset by decreases in Local Calling Services revenue and Subsidies revenue.

•	Net income was $11.8 million, compared to $7.9 million for the prior year period. The year-over-year increase was due to the aforementioned tax benefit, lower interest expense, net and other charges.

•
Net income per common share was $0.40. Adjusted net income per common share, which is calculated after excluding the effect of non-cash compensation charges incurred as a result of the modification of our restricted share plan in connection with the IPO, the aforementioned tax benefit and the after-tax impact of severance, billing integration and Sarbanes-Oxley costs, would have been $0.31.

•
Adjusted EBITDA was $69.3 million and net cash provided by operating activities was $33.4 million, compared to $68.1 million and $29.3 million, respectively. The increase in Adjusted EBITDA was primarily due to operating efficiencies and increased cash distributions from cellular partnership investments, partially offset by the receipt of a one-time $2.8 million life insurance payout in the second quarter of 2005.

Financial Guidance
The company provides the following guidance: Capital expenditures are not expected to exceed $33 million for 2006; after giving effect for the impact of the Providence share repurchase, full year 2006 cash interest expense is expected to be in the range of $40.0 to $41.0 million; and full year 2006 cash income taxes are expected to be in the range of $7.0 to $8.0 million.

We believe that our adjusted dividend payout ratio of 78.4 percent (see six month 2006 Cash Available to Pay Dividends schedule) for the six months ended June 30, 2006, which excludes the effect of the proceeds received from the RTB redemption, more accurately reflects what we expect our dividend payout ratio to be for the remainder of 2006 than our actual payout ratio for the same period. However, our actual dividend payout ratio could increase in the third quarter due to the timing of the Providence share repurchase described elsewhere in this release. Because the share repurchase closed on July 28th, after the record date for the third quarter dividend, we will not recognize the 12.8 percent on-going reduction in our dividend obligation from the share repurchase until the fourth quarter while our cash interest expense in the third quarter will increase due to the additional term debt used to fund a portion of the share repurchase.

Dividend Payments
The company paid its latest quarterly dividend of $0.38738 per common share on August 1, 2006 to stockholders of record on July 15, 2006.  In addition, on August 8, 2006, the company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2006 to stockholders of record at the close of business on October 15, 2006.

Conference Call Information
The company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time.  The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.consolidated.com.  The webcast will also be archived on the company’s website.  If you do not have internet access, the conference call dial-in number is 1-800-642-1783.  International parties can access the call by dialing 1-706-679-5600.  A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 11, 2006 at midnight ET.  To hear the replay, parties in the United States and Canada should call 1-800-642-1687 and international parties should call 1-706-645-9291 and enter pass code 2613076.

Use of Non-GAAP Financial Measures
This press release, as well as the conference call, includes disclosures regarding “Adjusted EBITDA”, “Adjusted EBITDA margin”, “cash available to pay dividends”,  “total net debt to last twelve month Adjusted EBITDA coverage ratio”, and “adjusted net income per share”, all of which are non-GAAP financial measures.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA, which corresponds to pro forma Bank EBITDA as used and defined in the prospectus dated July 21, 2005 filed in connection with the IPO, is comprised of historical EBITDA, as adjusted for certain adjustments permitted and contemplated by our credit facility.

EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis.  We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP.  EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents Adjusted EBITDA plus cash interest income less (1) cash interest expense (after giving pro forma effect to the IPO as if it had been completed on July 1, 2005), (2) capital expenditures and (3) cash taxes.

We present Adjusted EBITDA and cash available to pay dividends for several reasons.  Management believes Adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented Adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on Adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. As a result, management believes the presentation of Adjusted EBITDA and cash available to pay dividends, as supplemented by these other items, provide important additional information to investors. In addition, Adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

While we use Adjusted EBITDA and cash available to pay dividends in managing and analyzing our business and financial condition and believe they are useful to our management and investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement and the indenture governing our senior notes.

Because Adjusted EBITDA is a component of Dividend Payout Ratio, EBITDA Margin and the ratio of total net debt to last twelve-month Adjusted EBITDA, they are subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month Adjusted EBITDA is also subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future and, together with adjusted net income per share, assist investors, securities analysts and other interested parties in evaluating the companies in our industry.

For a more detailed discussion of these and other limitations on the use of these non-GAAP financial measures, please see the section entitled “Dividend Policy and Restrictions” in our prospectus dated July 21, 2005.  The prospectus is not incorporated by reference in this release.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing voice, data and video services to residential and business customers in Illinois and Texas.  Each of the operating companies has been operating in their local markets for over 100 years. With approximately 239,000 local access lines and 46,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing.  Consolidated Communications is the 17th largest local telephone company in the United States.

SafeHarbor
Any statements contained in this press release that are not statements of historical fact, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such.  The words “anticipates”, “believes”, “expects”, “intends”, “plans”, “estimates”, “targets”, “projects”, “should”, “may”, “will” and similar words and expressions are intended to identify forward-looking statements.  Such forward-looking statements reflect, among other things, the company’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks include, but are not limited to the following: various risks to stockholders of not receiving dividends and risks to the company’s ability to pursue growth opportunities if the company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the common stock; the substantial amount of debt and the company’s ability to incur additional debt in the future; the company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the company’s possible pursuit of acquisitions; economic conditions in the company’s service areas in Illinois and Texas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the company’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations, and the other risks identified in the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, as well as in the other documents that we file from time to time with the Securities and Exchange Commission.

Many of these risks are beyond management’s ability to control or predict.  All forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the company’s filings with the Securities and Exchange Commission.  Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, the company does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

-          Tables Follow –

Consolidated Communications
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2006	2005
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$30,442	$31,409
Accounts receivable, net	33,010	35,503
Prepaid expenses and other current assets	15,291	12,123
Total current assets	78,743	79,035

Property, plant and equipment, net	325,337	335,088
Intangibles and other assets	524,497	531,827
Total assets	$928,577	$945,950

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,085	$11,743
Accrued expenses and other current liabilities	50,251	56,116
Total current liabilities	57,336	67,859

Long-term debt	555,000	555,000
Other long-term liabilities	119,594	120,889
Total liabilities	731,930	743,748

Minority interests	3,269	2,974
Stockholders' equity:
Common stock, $0.01 par value	297	297
Paid in capital	255,412	254,162
Accumulated deficit	(68,806)	(57,533)
Accumulated other comprehensive income	6,475	2,302
Total stockholders' equity	193,378	199,228
Total liabilities and stockholders' equity	$928,577	$945,950

Consolidated Communications
Condensed Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$79,340	$78,264	$158,766	$158,036
Operating expenses:
Cost of services and products	23,951	24,353	48,624	48,770
Selling, general and administrative expenses	24,671	16,902	47,183	43,098
Depreciation and amortization	16,844	17,114	33,915	33,932
Income from operations	13,874	19,895	29,044	32,236
Other income (expense):
Interest expense, net	(10,124)	(11,557)	(20,166)	(22,998)
Other income, net	1,386	3,206	2,734	3,593
Income before income taxes	5,136	11,544	11,612	12,831
Income tax (benefit) expense	(3,089)	4,385	(161)	4,971

Net income	8,225	7,159	11,773	7,860
Dividends on redeemable preferred shares	-	(4,498)	-	(9,121)
Net income (loss) applicable to common stockholders	$8,225	$2,661	$11,773	$(1,261)

Net income (loss) per common share	$0.28	$0.27	$0.40	$(0.14)

Consolidated Communications
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
OPERATING ACTIVITIES
Net Income	$8,225	$7,159	$11,773	$7,860
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	16,844	17,114	33,915	33,932
Non-cash stock compensation	625	-	1,250	-
Other adjustments, net	(5,116)	(3,064)	(101)	634
Changes in operating assets and liabilities, net	(1,560)	(6,554)	(13,458)	(13,159)
Net cash provided by operating activities	19,018	14,655	33,379	29,267
INVESTING ACTIVITIES
Proceeds from sale of investments	5,921	-	5,921	-
Capital expenditures	(8,698)	(9,297)	(17,221)	(14,830)
Net cash used in investing activities	(2,777)	(9,297)	(11,300)	(14,830)
FINANCING ACTIVITIES
Payments made on long-term obligations	-	(5,597)	-	(10,109)
Payment of deferred financing costs	-	(642)	-	(755)
Purchase of treasury shares	-	(12)	-	(12)
Distribution to preferred shareholders	-	(37,500)	-	(37,500)
Dividends on common stock	(11,506)	-	(23,046)	-
Net cash used in financing activities	(11,506)	(43,751)	(23,046)	(48,376)
Net increase (decrease) in cash and cash equivalents	4,735	(38,393)	(967)	(33,939)
Cash and cash equivalents at beginning of period	25,707	52,084	31,409	52,084
Cash and cash equivalents at end of period	$30,442	$13,691	$30,442	$18,145

Consolidated Communications
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total Revenues
Telephone Operations
Local calling services	$21,485	$22,449	$42,849	$45,037
Network access services	16,880	15,346	33,950	31,674
Subsidies	11,768	12,067	23,950	25,791
Long distance services	3,777	4,202	7,524	8,158
Data and Internet services	7,424	6,278	14,638	12,806
Other services	8,338	8,202	16,119	16,097
Total Telephone Operations	69,672	68,544	139,030	139,563
Other Operations	9,668	9,720	19,736	18,473
Total operating revenues	$79,340	$78,264	$158,766	$158,036

Consolidated Communications
Schedule of ARPU Calculations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Ending Access Lines	239,346	247,258	238,904	247,258
Average Access Lines	240,055	249,276	240,592	251,565

Telephone Operations Revenue	$69,672	$68,544	$139,030	$139,563
Prior period subsidy settlements	$(383)	$(769)	$(580)	$159
Telephone Operations, excluding prior period subsidy settlements	$70,055	$69,313	$139,610	$139,404

Monthly Telephone Operations ARPU	$96.74	$91.66	$96.31	$92.46
Monthly Telephone Operations ARPU, excluding prior period subsidy settlements	$97.28	$92.69	$96.71	$92.36

Consolidated Communications
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

					Last
					Twelve	Three
					Months	Months
	Three Months Ended		Six Months Ended		Ended	Ended
	June 30,		June 30,		June 30,	March 31,
	2006 (1)	2005 (1)	2006 (1)	2005 (1)	2006 (1)	2006 (1)
Historical EBITDA:
Net cash provided by operating activities	$19,018	$14,655	$33,379	$29,267	$76,587	$14,361
Adjustments:
Compensation from restricted share plan	(625)	-	(1,250)	-	(9,840)
Pension curtailment gain	-	7,880	-	7,880	-	(625)
Other adjustments, net	5,116	(4,816)	101	(8,514)	(10,453)	(5,015)
Changes in operating assets and liabilities	1,560	6,554	13,458	13,159	10,519	11,898
Interest expense, net	10,124	11,557	20,166	22,998	50,611	10,042
Income taxes	(3,089)	4,385	(161)	4,971	5,803	2,928
Historical EBITDA (2)	32,104	40,215	65,693	69,761	123,227	33,589

Adjustments to EBITDA:
Integration, restructuring and Sarbanes Oxley (3)	2,223	2,325	2,689	4,575	5,514	466
Professional service fees (4)	-	1,250	-	2,500	367	-
Other, net (5)	(1,386)	(426)	(2,734)	(813)	(4,957)	(1,348)
Investment distributions (6)	953	-	2,404	-	3,994	1,451
Pension curtailment gain (7)	-	(7,880)	-	(7,880)	-
Non-cash compensation (8)	625	-	1,250	-	9,840	625

Adjusted EBITDA	$34,519	$35,484	$69,302	$68,143	$137,985	$34,783

(1)
On July 28, 2006, the Company's credit facility was amended to permit it to add back certain non-recurring expenses incurred or to be incurred in fiscal years 2006 and 2007, including severance, billing integration and start-up costs associated with the implementation of Sarbanes-Oxley section 404 compliance. Accordingly, for all periods subsequentto December 31, 2005, the calculations of Adjusted EBITDA give effect to these permitted adjustments.

(2)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis.

(3)
Represents certain expenses associated with integrating and restructuring the Texas and Illinois businesses and Sarbanes-Oxley start-up costs. For the second quarter 2006, this is comprised of $1.5M in severance, $0.4M in Sarbanes-Oxley start-up costs and $0.3M in billing integration costs. For YTD 2006, this is comprised of $1.6M in severance, $0.6M in Sarbanes-Oxley start-up costs and $0.5M in billing integration costs.

(4)
Represents the aggregate professional service fees paid to certain large equity investors prior to our initial public offering. Upon closing of the initial public offering, these agreements terminated.

(5)
Other, net includes the equity earnings from our investments, dividend income and certain other miscellaneous non-operating items. Key man life insurance proceeds of $2.8 million received in June 2005 are not deducted to arrive at Adjusted EBITDA.

(6)	For purposes of calculating Adjusted EBITDA, we include all cash dividends and other cash distributions received from our investments.

(7)
Represents a one-time $7.9 million curtailment gain associated with the amendment of our Texas pension plan. The gain was recorded in general and administrative expenses. However, because the gain is non-cash and non-recurring, it is excluded from Adjusted EBITDA.

(8)
Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from Adjusted EBITDA. In connection with the IPO and related transactions, the Plan was modified.

Consolidated Communications
Schedule of Second Quarter 2005
Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

Three Months
Ended June 30,
2005
Adjusted EBITDA	$35,484
Life Insurance Proceeds	(2,780)
Net Total	$32,704

Consolidated Communications
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan D	425,000
Total debt as of June 30, 2006	$555,000
Less cash on hand	(30,442)
Total net debt as of June 30, 2006	$524,558

Adjusted EBITDA for the last twelve
months ended June 30, 2006	$137,985

Total Net Debt to last twelve months
Adjusted EBITDA	3.80

Consolidated Communications
Pro Forma Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Senior Notes	$130,000
Term loan D	464,000
Total debt as of June 30, 2006	$594,000
Less cash on hand	(9,122)
Total net debt as of June 30, 2006	$584,878

Adjusted EBITDA for the last twelve
months ended June 30, 2006	$137,985

Total Net Debt to last twelve months
Adjusted EBITDA (1)	4.24

(1)	Reflects pro forma impact of the Providence share buyback.

Consolidated Communications
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended March 31, 2006
Adjusted EBITDA	$34,519	$34,783

- Cash interest expense	(9,685)	(9,477)
- Capital Expenditures	(8,698)	(8,523)
+ Proceeds from asset sales (1)	5,921	83
- Cash income taxes	(3,737)	(337)
+ Cash interest income	290	186

Cash available to pay dividends	$18,610	$16,715

Quarterly Dividend	$(11,506)	$(11,540)
Payout Ratio	61.8%	69.0%

(1)
Represents $5,921 of proceeds from the redemption of class C shares of RTB stock in the three months ended June 30, 2006 and $83 from the sale of excess property during the three months ended March 31, 2006.

Consolidated Communications
Six Month 2006 Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Six Months Ended June 30, 2006
Adjusted EBITDA	$69,302

- Cash interest expense	(19,162)
- Capital Expenditures	(17,221)
+ Proceeds from asset sales (1)	6,004
- Cash income taxes	(4,074)
+ Cash interest income	476

Cash available to pay dividends	$35,325

Dividends	$(23,046)
Payout Ratio	65.2%

Payout Ratio without RTB Proceeds	78.4%

(1)
Represents $5,921 of proceeds from the redemption of class C shares of RTB stock in the three months ended June 30, 2006 and $83 from the sale of excess property during the three months ended March 31, 2006.

Consolidated Communications
Adjusted Net Income Per Share
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2006	2006
Reported net income applicable to common stockholders	$8,225	$11,773
Deferred tax adjustment	(5,182)	(5,182)
Severance, net of tax	894	891
Billing integration, net of tax	166	286
Sarbanes Oxley start-up costs, net of tax	251	355
Non-cash compensation	625	1,250
Adjusted income applicable to common stockholders	$4,979	$9,373

Weighted average number of shares outstanding	29,788,851	29,788,685
Adjusted net income per share	$0.17	$0.31

Consolidated Communications
Key Operating Statistics

	June 30,	March 31,	December 31,	June 30,
	2006	2006	2005	2005
Local access lines in service
Residential	159,295	161,322	162,231	165,501
Business (1)	79,609	79,637	79,793	81,757
Total local access lines (1)	238,904	240,959	242,024	247,258
DVS subscribers	4,516	3,514	2,146	585
DSL subscribers	45,948	43,713	39,192	33,058
Total connections (1)	289,368	288,186	283,362	280,901

Long distance lines	146,117	145,795	143,882	141,080
Dial-up subscribers	13,731	14,623	15,971	18,028
Service bundles	40,901	39,036	36,627	33,324

(1)	Reflects cumulative line loss associated with MCIMetro's ISP regrooming of 1,534, 4,708, 5,332 and 5,380, for quarters ended 3/31/05, 6/30/05, 12/31/05 and 3/31/06, respectively.